SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 1, 2006
PFSweb, Inc.
(Exact name of registrant as specified in its charter)

Delaware (STATE OR OTHER JURISDICTION OF INCORPORATION)	000-28275 (COMMISSION FILE NUMBER)	75-2837058 (IRS EMPLOYER IDENTIFICATION NO.)
500 NORTH CENTRAL EXPRESSWAY
PLANO, TX 75074
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
(972) 881-2900
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE )
N/A
(FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 1.01 Entry Into a Material Definitive Agreement
ITEM 3.02 Unregistered Sales of Equity Securities
     On June 1, 2006, the Company entered into a Purchase Agreement and Registration Rights Agreement with Special Situations Fund III Q.P., L.P., Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P. (the “Investors”) pursuant to which the Company sold to the Investors an aggregate of 5,000,000 shares (the “Shares”) of its Common Stock at $1.00 per share, resulting in gross proceeds of $5.0 million. The Shares were sold in a private placement transaction under Regulation D and Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to file a registration statement for the resale of the Shares. In the event the Company fails to file the registration statement, or the registration statement is not declared effective, within 45 or 105 days of closing, respectively, the Company will incur a cash penalty of 1.5% of the purchase price for each 30 day period until the registration statement is filed or declared effective, but such penalty will not exceed 24% of the purchase price. The Company has also agreed to indemnify the Investors against certain liabilities arising in connection with the transaction and the registration of the Shares.
     The securities issued in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.
ITEM 8.01. Other Events
On June 1, 2006, the Company issued a press release announcing the closing of the private placement described above.
ITEM 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Purchase Agreement dated June 1, 2006 by and between PFSweb, Inc. and the Investors named therein.

10.2	Registration Rights Agreement dated June 1, 2006 by and between PFSweb, Inc. and the Investors named therein.

99.1	Press release issued June 1, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFSweb, Inc.

Dated: June 1, 2006	By:	/s/ Thomas J. Madden

Thomas J. Madden
Executive Vice President,
Chief Financial and
Accounting Officer